Exhibit 5.1

Our ref:	ADN/762246-000001/66582202v2
Direct tel:	+1 345 814 4422
Email:	Akshay.Naidoo@maples.com

StoneCo Ltd.

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

June 7, 2021

Dear Sirs

StoneCo Ltd.

We have acted as Cayman Islands counsel to StoneCo Ltd. (the "Company") to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") relating to the reservation for issuance of 4,070,000 Class A common shares of a par value of US$0.000079365 each (the "Shares") upon the granting of certain awards under the Long-Term Incentive Plan (the "Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 11 March 2014 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 11 October 2018 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 1 September 2018, 26 February 2021 and 20 May 2021 (the "Resolutions").

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Plan.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plan has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Company will at all times have sufficient authorised but unissued share capital to facilitate the issuance of the Class A common shares under the Plan.

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinion set out below

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

2.7	No monies paid to or for the account of any party under the Plan or the Registration Statement or any property received or disposed of by any party to the Plan or the Registration Statement in each case in connection with the Plan or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (As Revised) and the Terrorism Law (As Revised), respectively).

2.8	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the Federative Republic of Brazil.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.10	The Company will receive money or money's worth in consideration (the "Consideration") for the issue of the Shares and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) of the Cayman Islands directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.2	We have not been provided with and have not reviewed any Award Document (as defined in the Plan).

4.3	In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

StoneCo Ltd.

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

June 7, 2021

To:	Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

StoneCo Ltd. (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plan.

4	The directors of the Company at the date of Resolutions were the persons named in those Resolutions.

5	Prior to, at the time of, and immediately following the implementation of the Plan the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plan for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

6	Each director of the Company considers the transactions contemplated by the Plan to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

8	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

9	The Plan has been amended or amended and restated in accordance with its terms.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	_/s/ André Street de Aguiar
Name:	André Street de Aguiar
Title:	Director